Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 33-9262, Registration Statement No. 33-41459, Registration Statement No. 33-48502, Registration Statement No. 33-54435, Registration Statement No. 333-42945, Registration Statement No. 333-42658, Registration Statement No. 333-42668, and Registration Statement No. 333-96697 on Forms S-8 of St. Jude Medical, Inc. of our report dated March 11, 2005, with respect to the consolidated financial statements and schedule of Advanced Neuromodulation Systems, Inc. included in this Form 8-K/A of St. Jude Medical, Inc.

/s/   ERNST & YOUNG LLP

Dallas, Texas
December 2, 2005